CREDIT AGREEMENT

Dated as of November 8, 2012

by and between

Warwick Valley Telephone Company,
as the Borrower

and

TRISTATE CAPITAL BANK,
as the Lender

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4.15	Governmental Regulation	13

4.16	Governmental Approval, Intellectual Property, etc	13

4.17	Labor Disputes and Casualties	14

4.18	Compliance	14

4.19	Margin Stock	14

4.20	Solvency	14

4.21	Disclosure	14

Article V CONDITIONS OF LENDING		14

5.1	Conditions Precedent to Initial Loans	14

5.2	Conditions Precedent to Each Borrowing	15

Article VI COVENANTS		16

6.1	Financial Information	16

6.2	Notices and Information	16

6.3	Corporate Existence, Etc	17

6.4	Payment of Obligations	18

6.5	Maintenance of Properties	18

6.6	Insurance	18

6.7	Inspection	18

6.8	Compliance with Laws, Etc	18

6.9	Books and Records	18

6.10	Additional Subsidiaries	18

Article VII NEGATIVE COVENANTS		18

7.1	Financial Covenants	18

7.2	Liens, Etc	19

7.3	Debt	19

7.4	Lease Obligations	19

7.5	Equity Payments, Etc	19

7.6	Fundamental Changes	19

7.7	Loans, Investments, Contingent Liabilities	19

7.8	Asset Sales	20

7.9	Transactions with Affiliates	20

7.10	Conduct of Business	20

7.11	Fiscal Year	20

7.12	Name and Organization	20

7.13	Limitation on Other Restrictions on Liens	20

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7.14	Limitation on Other Restrictions on Amendment of the Loan Documents	20

7.15	Limitation on Payments and Modification of Certain Indebtedness	20

7.16	Limitation on Amendment of Partnership Documents	21

7.17	Agreements Related to Negative Covenants	21

Article VIII EVENTS OF DEFAULT		21

8.1	Events of Default	21

8.2	Application of Funds	22

Article IX MISCELLANEOUS		22

9.1	Amendments, Etc	22

9.2	No Implied Waiver; Remedies Cumulative	22

9.3	Notices	22

9.4	Expenses	23

9.5	Indemnity	23

9.6	Assignments and Participations	23

9.7	Entire Agreement	23

9.8	Survival	23

9.9	Counterparts	23

9.10	Severability	23

9.11	Headings	23

9.12	Setoff	24

9.13	Limitation on Payments	24

9.14	Confidentiality	24

9.15	Binding Effect	25

9.16	Governing Law	25

9.17	Waiver of Jury Trial	25

9.18	Consent to Jurisdiction; Venue	25

9.19	USA Patriot Act Notice	25

9.20	Limitation of Liability	25

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EXHIBITS

A            Form of Compliance Certificate

B            Form of Request for Loans

SCHEDULES

4.6           Liabilities

4.7           Capitalization and Ownership

4.10         Litigation

4.12         Environmental Claims

4.16         Licenses and Intellectual Property Matters

7.2           Liens

7.3           Debt

7.7           Investments

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 8, 2012, between Warwick Valley Telephone Company, a New York corporation (the “Borrower”), and TRISTATE CAPITAL BANK, a Pennsylvania state chartered bank (the “Lender”). The parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS

1.1           Defined Terms; Construction.

(a)          Defined Terms. In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Affiliate”: As applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Margin”: 3.0% per annum with respect to Base Rate Loans, and 4.0% per annum with respect to LIBOR Monthly Rate Loans.

“Base Rate”: At any time, the greater of (a) the Prime Rate, and (b) the Federal Funds Effective Rate plus 1%.

“Base Rate Loans”: Loans bearing interest at a rate based upon the Base Rate.

“Borrowing”: Each borrowing of a Loan under Section 2.1.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by Law to close.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Change in Control”: Any one or more of the following:

(i)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(ii)         during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(iii)        the passage of thirty (30) days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities;

(iv)        any Subsidiary of the Borrower is not, or ceases to be, a wholly-owned Subsidiary of the Borrower; or

(v)         a “change of control” or any comparable term under, and as defined in, any Existing Debt Documents shall have occurred.

“Closing Date”: The date the conditions precedent to initial Loans set forth in Section 5.1 hereof are all met or waived in writing by the Lender.

“CoBank”: CoBank, ACB, its successors or assigns.

“Code”: The Internal Revenue Code of 1986, as amended, and any successor statute or provision thereof.

“Commitment”: The commitment of the Lender to make Loans to the Borrower pursuant to Section 2.1(a).

“Consolidated EBITDA”: For any period, an amount equal to the sum of net income (exclusive of extraordinary gains and losses) plus, without duplication, (a) Consolidated Interest Charges, (b) Consolidated Tax Expense, (c) depreciation and amortization expense in each case, for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP, and (d) such one-times charges and expenses as may be approved by the Lender in its sole discretion from time to time.

“Consolidated Funded Debt”: At any time, Debt of the Borrower and its Subsidiaries at such time (including the current portion thereof) which would as of such date be classified in whole or in part as a long-term liability, determined and consolidated in accordance with GAAP.

“Consolidated Interest Charges”: For any period, the aggregate regularly scheduled interest due and payable by the Borrower and its Subsidiaries on Debt during such period, determined and consolidated in accordance with GAAP.

“Consolidated Leverage Ratio”: The ratio, for any period, of (i) Consolidated Funded Debt as of the last day of such period, to (ii) Consolidated EBITDA for such period.

“Consolidated Tax Expense”: For any period, income tax expense for such period, determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Debt”: As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (vi) obligations in respect of letters of credit, (vii) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), and (viii) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.

“Default Rate”: 3% above the highest rate which would otherwise be applicable to the Loans pursuant to Section 2.3.

“Dollars” and “$”: The lawful currency of the United States of America.

“Employee Benefit Plan”: Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Environmental Laws”: Any and all current or future Laws, or any other requirements of Governmental Authorities relating to (i) environmental matters, or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any facility owned, leased or operated by the Borrower or any of its Subsidiaries.

“Equity Interests”: With respect to any Person, (i) all of the shares of capital stock of, or other ownership or profit interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (ii) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (iii) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (i) A “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (v) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (vi) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (vii) the imposition of a lien pursuant to Section 412(n) of the Code.

“Existing Debt Documents”: (i) the Amended and Restated Master Loan Agreement, dated as of October 31, 2012, by and between CoBank and the Borrower, and (ii) the Amended and Restated Promissory Note, dated July 28, 2011, made by Borrower in favor of Provident Bank, as extended by that certain Line of Credit Extension and Waiver Agreement dated October 21, 2012, and any documents evidencing or relating to any of the loans issued under either of the forgoing document, all as may be amended, restated, modified or supplemented from time to time.

“Expiration Date”: April 30, 2013.

“Federal Funds Effective Rate”: On any day, a fluctuating interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average rate (rounded upward to the nearest 1/100th of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“4G Agreement”: That certain Agreement, dated as of May 26, 2011, by and among Verizon Wireless of the East LP, Cellco Partnership and the Borrower, as may be amended restated, modified or supplemented from time to time.

“GAAP”: United States generally accepted accounting principles applied on a consistent basis.

“Governmental Approval”: Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority”: Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guaranty”: A Guaranty Agreement, dated on or about the date hereof, in form and substance satisfactory to Lender executed and delivered by each Subsidiary of the Borrower, other than the Regulated Subsidiary, to Lender, as amended, modified or supplemented from time to time.

“Guarantors”: Each Person who executes and delivers the Guaranty or is required to become a Guarantor pursuant to Section 6.10.

“Hedging Contract”: Any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a Master Agreement.

“Indemnified Liabilities”: Any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any exercise by the Lender of its rights and remedies under this Agreement and the other Loan Documents or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries, including without limitation any violation of any Environmental Law or other Law or any environmental claim based upon the management, use, control, ownership or operation of property of the Borrower.

“Intellectual Property”: Any patent, copyright, service mark, trademark, trade name or other intellectual property or rights therein or licenses thereof.

“Interest Payment Date”: The first day of each calendar month and the Expiration Date.

“Interest Period”: Initially, the period commencing the Closing Date and ending on the last day of the calendar month in which the Closing occurs and thereafter, successive one-month periods commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Investment”: By any Person, means any loan or advance to, or to guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person.

“Law”: Any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LIBOR Business Day”: A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Monthly Rate”: The one-month LIBOR Rate for the applicable Interest Period; provided, that if the first day of such Interest Period is not a LIBOR Business Day, the LIBOR Monthly Rate shall be determined as if the next LIBOR Business Day was the beginning of such Interest Period. The same LIBOR Monthly Rate shall apply to all Loans outstanding during an Interest Period, regardless of when such Loans were made.

“LIBOR Monthly Rate Loans”: Loans bearing interest at a rate based upon the LIBOR Monthly Rate.

“LIBOR Rate”: For each Interest Period, a rate per annum (based on a year of 360 days and actual days elapsed) equal to the rate per annum by dividing (the resulting quotient to be rounded upward to the nearest 1/100th of 1%) (i) the rate of interest (which shall be the same for each day in such Interest Period) determined by the Lender in accordance with its usual procedures to be the offered rate for deposits of Dollars in an amount approximately equal to the then outstanding principal amount of the Loans for the designated Interest Period quoted by the British Bankers’ Association as set forth on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market) or the rate which is quoted by another source selected by the Lender which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”) two (2) LIBOR Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Lender at such time) by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The LIBOR Rate shall be calculated in accordance with the foregoing whether or not the Lender is actually required to hold reserves in connection with its Eurocurrency funding or, if required to hold such reserves, whether or not it is required to hold reserves at the “LIBOR Reserve Percentage”. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage”: For any day shall mean the percentage (rounded upward to the nearest 1/100th of 1%), as determined in good faith by the Lender, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents”: This Agreement, the Note, the Guaranty, the Negative Pledge, and each additional document, notice or certificate delivered to the Lender by or on behalf of the Borrower in connection with this Agreement and the credit extended hereunder.

“Loan Party”: The Borrower and the Guarantors and any other Person from time to time executing a Loan Document (other than the Lender), and “Loan Parties” means all such Persons, collectively.

“Loans”: The loans made to Borrower by Lender pursuant to Section 2.1 hereof.

“Master Agreement”: An ISDA Master Agreement, as in effect from time to time, including all schedules, confirmations and other documents delivered thereunder, pursuant to which the Borrower and the Lender may from time to time hereafter enter into interest rate hedging transactions.

“Material Adverse Effect”: (i) A material adverse change in, or material adverse effect on, the business, operations, properties, assets, or financial condition of the Borrower and its Subsidiaries, taken on as whole, or (ii) the impairment of the ability of the Borrower to perform, or the Lender to enforce, the Obligations.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Negative Pledge”: A negative pledge of the Regulated Subsidiary, with respect to the assets of the Regulated Subsidiary, in form and substance satisfactory to the Lender, as amended, modified, supplemented or restated from time to time.

“NJBPU Order”: Collectively, (i) that certain Telecommunications Order In the Matter of the Petition of Warwick Valley Telephone Company for Approval of a Proposed Restructuring Plan, issued by the New Jersey Board of Public Utilities on August 15, 2012, and (ii) that certain Telecommunications Order in the Matter of the Petition of Warwick Valley Telephone Company for Authorization to Transfer Assets to Warwick Valley Telephone Restructuring Company, LLC and to Surrender its Certificate of Public Convenience and Necessity; and Petition of Warwick Valley Telephone Restructuring Company, LLC for (A) Issuance of a Certificate of Public Convenience and Necessity (B) Approval of its Adoption of Warwick Valley Telephone Company’s Plan for Alternative Regulation and Intrastate Tariffs and (C) Related Relief, issued by the New Jersey Board of Public Utilities on October 23, 2012.

“Note”: A promissory note of the Borrower evidencing the Obligations, in form and substance satisfactory to the Lender, as amended, modified, refinanced or restated from time to time.

“NYPSC Order”: Collectively, (i) that certain Order Authorizing Restructuring and Transfer of Investment Revenues issued by the New York Public Service Commission, effective as of July 13, 2012, as amended by that certain Erratum Notice, issued July 25, 2012, by the New York Public Service Commission, and (ii) that certain Order Approving Issuance of Securities and Transfer with Conditions issued by the New York Public Service Commission, effective as of October 22, 2012.

“Obligations”: All obligations of every nature of the Borrower from time to time owed to the Lender under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Officer’s Certificate”: A certificate signed by the Chief Financial Officer of the Borrower.

“Partnership”: Shall have the meaning given to such term in the 4G Agreement.

“Partnership Agreement”: Shall have the meaning given to such term in the 4G Agreement.

“Pension Plan”: Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens”: Liens permitted by Section 7.2.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Potential Event of Default”: A condition or event which, after the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Prepayment Trigger”: Any receipt of any proceeds of the Put Option.

“Prime Rate”: The interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate”, (rounded upward to the nearest 1/100th of 1%) such rate to change automatically effective as of the effectiveness of each change in such prime rate. If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Lender shall select a comparable interest rate index. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Put Option”: Shall have the meaning given to such term in the 4G Agreement.

“Regulated Subsidiary”: Warwick Valley Telephone Restructuring Company, LLC, a New York limited liability company.

“SEC”: The United States Securities and Exchange Commission.

“Standard Notice”: An irrevocable written notice in the form of Exhibit B provided to the Lender on a Business Day which is the same day in the case of borrowing or prepayment of the Loans. Standard Notice must be provided no later than 2:00 P.M., Pittsburgh time, on the last day permitted for such notice.

“Subsidiary”: A corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by the Borrower.

(b)          Certain Matters of Construction. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including Borrower or Lender) shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation"; or to the time of day shall mean the time of day on the day in question in Pittsburgh, Pennsylvania, unless otherwise expressly provided in this Agreement.

(c)          Accounting Principles. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Article II
THE LOANS

2.1           The Loans.

(a)          The Commitment. The Lender agrees, on the terms and conditions hereinafter set forth, to make to the Borrower from time to time during the period from the date hereof to but excluding the Expiration Date in an aggregate amount not to exceed $2,500,000, as such amount may be reduced pursuant to Section 2.1(b). Within the foregoing limits, the Borrower may borrow, repay pursuant to Section 2.2(b) and reborrow under this Section.

(b)          Reduction of the Commitment. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Lender, to terminate in whole or reduce in part the unused portion of the Commitment, without premium or penalty; provided, that each partial reduction shall be in the minimum aggregate amount of $100,000 and an integral multiple of $100,000 and that such reduction shall not reduce the Commitments to an amount less than the amount of Loans outstanding on the effective date of the reduction. The Commitment shall terminate in whole immediately upon any Prepayment Trigger.

(c)          Note. The Loans made by the Lender pursuant hereto shall be evidenced by a Note, payable to the order of the Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by the Lender, with interest thereon as prescribed in Section 2.3.

(d)          Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee on the monthly average daily unused portion of the Commitment from the date hereof until the Expiration Date at the rate of one half of one percent (0.5%) per annum, payable on the first day of each calendar month, and on the Expiration Date.

2.2           Repayment.

(a)          Scheduled Repayments. The aggregate principal amount of the Loans outstanding on the Expiration Date, together with accrued and unpaid interest thereon, shall be due and payable in full on the Expiration Date.

(b)          Optional Prepayments. The Borrower may at its option pay the Loans, in whole or in part, at any time and from time to time, by giving Standard Notice to the Lender, in each case specifying the date and the amount of payment.

(c)          Mandatory Prepayments. The aggregate principal amount of the Loans outstanding, together with accrued interest thereon, shall be due and payable upon the Prepayment Trigger.

2.3           Interest Rates. The unpaid principal amount of the Loans shall bear interest for each day until due on the basis of the LIBOR Monthly Rate or the Base Rate (if applicable under Section 3.4 or 3.8) plus, in each case, the Applicable Margin. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

Article III
GENERAL PROVISIONS CONCERNING THE LOANS

3.1           Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for working capital, capital expenditures, payment of existing acquisition obligations and general corporate purposes.

3.2           Making the Loans. The Borrower may borrow under the Commitment by providing Standard Notice to the Lender, specifying (a) the amount of the proposed Borrowing, and (b) the requested date of the Borrowing (which shall be a Business Day). Upon satisfaction of the applicable conditions set forth in Article V, the Lender will make available the proceeds of its Loan to the Borrower by crediting the account of the Borrower on the books of the Lender. The Lender’s failure to receive Standard Notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing and to pay interest thereon.

3.3           Transactional Amounts. Except as otherwise set forth in this Agreement, every selection of, and conversion from or to, an interest rate option, and every payment or prepayment of a Loan shall be in a principal amount of at least $100,000 or a higher integral multiple of $100,000.

3.4           Post-Maturity Interest and Late Fees.

(a)          Default Interest. Notwithstanding anything to the contrary contained in Section 2.3, if an Event of Default has occurred and is continuing, the unpaid principal amount of the Loans and, to the extent permitted by law, interest accrued thereon and any fees, indemnity or other amounts due hereunder shall bear interest at the Default Rate.

(b)          Post-Default Interest Options. Notwithstanding Section 2.3, if an Event of Default or Potential Event of Default has occurred and is continuing, the Lender, at its option, may cause all Loans to be Base Rate Loans.

(c)          Late Fee. To the extent permitted by Law, the Lender shall have the right to assess, and the Borrower shall pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Twenty Dollars ($20.00) or five percent (5%) of the amount not timely paid.

3.5           Computation of Interest and Fees; Determinations by Lender.

(a)          Calculations. Interest and commitment fees and other fees shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate resulting from a change in the Base Rate or the LIBOR Monthly Rate shall become effective as of the opening of business on the day on which such change in the Base Rate or LIBOR Monthly Rate shall become effective.

(b)          Determination by Lender. Each determination of an interest rate, fee, cost, indemnification or other amount by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

3.6           Payments. The Borrower shall make each payment of principal, interest, fees, indemnity, expenses or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 1:00 p.m., Pittsburgh, Pennsylvania time, on the day when due in Dollars to the Lender at the office of the Lender designated from time to time, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind. Any payment received by the Lender after 1:00 p.m., Pittsburgh, Pennsylvania time, on any day shall be deemed to have been received on the next succeeding Business Day.

3.7           Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment.

3.8           Inability to Determine Interest Rate; Ineffective Interest Rate. If the Lender shall have determined, in its sole, reasonable discretion, that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, (b) the LIBOR Monthly Rate does not adequately and fairly reflect the effective cost to the Lender of funding the Loans or (c) the making, maintenance or funding of a LIBOR Monthly Rate Loan has been made impractical or unlawful, then, and in any such event, the Lender may notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender to make or maintain Loans at the LIBOR Monthly Rate shall be suspended until the Lender shall have revoked such notice, and the Lender, at its option, may thereafter cause all Loans to be Base Rate Loans.

3.9           Increased Cost and Reduced Return; Capital Adequacy.

(a)          Costs and Returns. If the Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining a Loan or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding any such increased costs or reduction in amount resulting from (i) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its principal lending office and (ii) reserve requirements utilized in the determination of the LIBOR Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b)          Capital Adequacy. If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its principal lending office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

3.10         Calculations. For purposes of calculating amounts payable by the Borrower to the Lender under Section 3.9, the Lender shall be deemed to have funded each LIBOR Monthly Rate Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

Article IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

4.1           Organization. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry out its business. The Borrower and each Subsidiary is duly qualified and in good standing in (a) its state of formation, and (b) except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect, all other jurisdictions where the nature of its business or ownership of property requires such qualification.

4.2           Authorization. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is a party, and the making of Borrowings hereunder are within the Borrower’s and such Subsidiary’s powers and have been duly authorized by all necessary action.

4.3           No Conflict. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents do not (a) violate the Borrower’s or any Subsidiary’s charter, by-laws, partnership agreement, operating agreement or other organizational or governing documents, (b) violate any Law applicable to the Borrower or any Subsidiary, or (c) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on the Borrower or any Subsidiary.

4.4           Governmental Approval. No Governmental Approval (including, without limitation, from the SEC, the Federal Communications Commission, the New York Public Service Commission or the New Jersey Board of Public Utilities) is required for the due execution, delivery and performance by the Borrower or any of its Subsidiaries of any of the Loan Documents.

4.5           Validity. The Loan Documents are the binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.6           Financial Statements. The balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2011 and June 30, 2012, and the related statements of income, cash flows and changes in stockholders’ equity (or comparable statements) of the Borrower and its consolidated Subsidiaries for the fiscal year and fiscal quarters then ended, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and their results of the operations and cash flow for the respective periods ended on such dates, all in accordance with GAAP (except in the case of unaudited statements, for year-end adjustments and the absence of footnotes). Since December 31, 2011, there has been no Material Adverse Effect. Except for contingent obligations or liabilities that are disclosed in the audited financial statements referenced in this Section 4.6 or on Schedule 4.6 or those incurred in the ordinary course of business since the date of the financial statements that, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries do not have any contingent obligations or liabilities for taxes or otherwise.

4.7           Corporate Structure and Ownership. As of September 30, 2012, no person or group was a beneficial owner of more than ten percent (10%) of the Equity Interests of the Borrower. Schedule 4.7 sets forth the names of the record and beneficial owners of all Equity Interests of each Subsidiary of the Borrower and the amount thereof owned by the Borrower. All of such Equity Interests are duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.7, there are no voting arrangements, restrictions on transfer or other arrangements that pertain to the Equity Interests of the Borrower or any Subsidiary thereof.

4.8           Partnerships. Except for the Borrower’s role as a limited partner under the Partnership Agreement, neither the Borrower nor any Subsidiary of the Borrower is a partner of a partnership or a party to a joint venture or otherwise has an obligation to make capital contributions to, or be generally liable for or on account of, the debts or liabilities of any other Person; provided that the Borrower does not have any further obligation to make capital contributions under the Partnership Agreement, nor is the Borrower generally liable for or on account of, the debts or liabilities of the Partnership or any of its partners under the Partnership Agreement.

4.9           Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations, and the Borrower maintains the insurance required by Section 6.5.

4.10         Litigation. Except as set forth on Schedule 4.10 hereto, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Authority, which, in the case of any such action or proceeding commended or threatened after the Closing Date, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.11         Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan. Neither the Borrower nor any of its ERISA Affiliates has or presently contributes to a Multiemployer Plan. No assets of an Employee Benefit Plan will be used to repay or secure any Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.

4.12         Environmental Matters. Except as set forth on Schedule 4.12, the Borrower and its Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in such claims, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have all Governmental Approvals relating to environmental matters necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, neither the Borrower nor its Subsidiaries has transported or arranged for the transport of any materials subject to Environmental Laws to any site which requires remediation under Environmental Laws.

4.13         Title to Properties; Liens. The Borrower and its Subsidiaries have (a) good, insurable and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (c) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 4.6 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.8. All such properties and assets are free and clear of Liens, other than Permitted Liens.

4.14         Payment of Taxes. Except to the extent the related tax liabilities with respect to any tax returns or reports which have not been timely filed do not in the aggregate at any time exceed $100,000, all tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, unless the same have been contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP have been maintained by the Borrrower or its Subsidiaries. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries.

4.15         Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable. Except as set forth in the NYPSC Order and the NJBPU Order, neither the Borrower nor any Subsidiary of the Borrower (other than the Regulated Subsidiary) is subject to regulation by the Federal Communications Commission, the New York Public Service Commission, the New Jersey Board of Public Utilities, or any other state utility commission.

4.16         Governmental Approval, Intellectual Property, etc. Except as disclosed in Schedule 4.16: (a) the Borrower and its Subsidiaries own or possess all Governmental Approvals and Intellectual Property necessary for the operation of their businesses, without known conflict with the rights of others, Subsidiaries, except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; (b) no product or process of the Borrower or its Subsidiaries violates or infringes any Governmental Approval or Intellectual Property owned by any other Person, except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; and (c) there is no violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any Intellectual Property owned or used by the Borrower or any of its Subsidiaries.

4.17         Labor Disputes and Casualties. Neither Borrower nor any Subsidiary is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance) which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect.

4.18         Compliance. Neither the Borrower nor any Subsidiary is in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any Law, which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.19         Margin Stock. Neither the Borrower nor any Subsidiary is engaged in, and does not have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing have been or will be used for such purpose or for the purpose of purchasing or carrying any shares of margin stock.

4.20         Solvency. The Borrower and each of its Subsidiaries are and, upon the incurrence of any Obligations by Borrower on any date on which this representation is made or restated, will be, solvent within the meaning of applicable Laws relating to fraudulent conveyances.

4.21         Disclosure. No financial or other information, exhibit or report furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

Article V
CONDITIONS OF LENDING

5.1           Conditions Precedent to Initial Loans. The obligation of the Lender to make the initial Loan is subject to the following conditions precedent:

(a)          Loan Documents. The Lender shall have received the following, in form and substance satisfactory to the Lender:

(i)          The Note executed by the Borrower;

(ii)         The Guaranty and the Negative Pledge, executed by the applicable Loan Parties; and

(iii)        Copies of all Loan Documents (not otherwise specifically identified in this Section 5.1) executed by the Borrower and the applicable Loan Parties.

(b)          Action. Lender shall have received the following, each dated the Closing Date:

(i)          Copies of the Articles/Certificate of Incorporation of the Borrower, certified as of a recent date by the Secretary of State of its state of organization and a good standing certificate (or equivalent) from such state;

(ii)         Copies of (A) the bylaws of the Borrower, and (B) resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Lender, approving the Loan Documents and the Borrowings hereunder, certified by the Secretary or an Assistant Secretary of the Borrower;

(iii)        An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower authorized to sign the Loan Documents;

(iv)        An Officer’s Certificate certifying as to the matters set forth in Section 5.2(a) and (b) and (c); and

(v)         In connection with Loan Documents executed by Loan Parties other than the Borrower, certified organization and governing documents, resolutions, incumbency certificates and authorizing documents comparable to the forgoing.

(c)          Financial Matters. The Borrower shall have provided to the Lender the financial statements referred to in Section 4.6.

(d)          Other. The Lender shall have received:

(i)          Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(ii)         Copies of each of the Existing Debt Documents, as in full force and effect as of the date hereof, each fully executed and attaching all schedules and exhibits thereto.

(e)          Security Matters and Documents. The Lender shall have received UCC, tax, and lien searches from all locations requested by Lender, together with lien termination documents satisfactory to Lender terminating all liens shown on such searches that are not Permitted Liens.

(f)          Fees, Expenses, etc. All fees, expenses and other compensation required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

(g)          General. All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith.

5.2           Conditions Precedent to Each Borrowing. The obligation of the Lender to make any Loan (including the initial Borrowing) shall be subject to the following additional conditions precedent:

(a)          Representations. The representations and warranties contained in Article IV or any other Loan Document (whether made by the Borrower or another Loan Party) are correct when made and on and as of the date of such Borrowing as though made on and as of such date.

(b)          No Default. No event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default.

(c)          Material Adverse Effect. Since December 31, 2011, there shall not have occurred, or been threatened, any Material Adverse Effect.

(d)          Standard Notice. Standard Notice of such Borrowing shall have been delivered to the Lender.

Each request for a Loan submitted by the Borrower, under this Agreement shall be deemed to be a representation and warranty that the foregoing conditions have been satisfied on and as of the date of the Borrowing.

Article VI
COVENANTS

So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will, unless the Lender shall otherwise consent in writing:

6.1           Financial Information. Furnish to the Lender:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, either (i) the Borrower’s Annual Report on Form 10-K filed with the SEC for such fiscal year (which shall be deemed delivered to the Lender when publically available following Borrower’s filing of the same with the SEC), or (ii) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders’ equity setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Lender;

(b)          as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, either (i) the Borrower’s Quarterly Report on Form 10-Q filed with the SEC for such fiscal quarter (which shall be deemed delivered to the Lender when publically available following Borrower’s filing of the same with the SEC), or (ii) an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal quarter and year to date, setting forth in each case in comparative form for the previous fiscal year, certified by the Chief Financial Officer of the Borrower as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries and their results of operation, cash flow and changes in financial position (subject to year-end adjustments);

all such financial statements described in (a) and (b), to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Lender and in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments in the case of the financial statements furnished pursuant to Section 6.1(b));

(c)          together with each delivery of financial statements pursuant to clauses (a) and pursuant to clause (b) above for each fiscal quarter, an Officers’ Certificate in the form of Exhibit A certifying as to the matters set forth therein and demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 7.1; and

(d)          promptly upon request, any other financial statements, reports or information with respect to the Borrower or any of its Subsidiaries reasonably requested by the Lender.

6.2           Notices and Information. Deliver to the Lender:

(a)          promptly upon the Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Potential Event of Default, (ii) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed cross-default of the type referred to in Section 8.1(e), (iii) of the institution of, or any adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries greater than $100,000, in the aggregate, (iv) of any material casualty to its assets resulting in a loss in excess of $100,000, in the aggregate, or (v) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, and what action the Borrower, is taking with respect thereto;

(b)          promptly upon any officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, an Officer’s Certificate specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(c)          with reasonable promptness following receipt thereof by the Borrower, copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and

(d)          promptly, and in any event within thirty (30) days following receipt thereof by the Borrower, a copy of any notice, summons, citation, directive, letter or other form of communication from any Governmental Authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable Environmental Law or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Code;

(e)          promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority, including, without limitation, the SEC, the Federal Communications Commission, the New York Public Service Commission or the New Jersey Board of Public Utilities, or any other state utility commission relating to any material noncompliance by the Borrower or any of its Subsidiaries with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(f)          promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

6.3           Corporate Existence, Etc. At all times preserve and keep in full force and effect its and its Subsidiaries’ corporate existence, rights, franchises and licenses material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interests of the Borrower and would not have and could not be reasonably expected to have Material Adverse Effect.

6.4           Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are either (i) being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, or (ii) would not become a Lien on any property of the Borrower such Subsidiary and, in the aggregate as to all such obligations outstanding at any time, are not in excess of $100,000; (b) all other lawful claims not described in (a) above which, if unpaid, would by Law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

6.5           Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.6           Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by entities of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other businesses and as is acceptable to the Lender, and all such policies of insurance shall provide that the Lender is an additional insured with respect to liability coverages.

6.7           Inspection. Permit any authorized representatives designated by the Lender and at the expense of the Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, members, employees, representatives and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that when an Event of Default exists, the foregoing shall be at the expense of the Borrower.

6.8           Compliance with Laws, Etc. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable Laws, including, without limitation, all Environmental Laws, noncompliance with which has had or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

6.9           Books and Records. Maintain proper records and accounts in which full, true and correct entries in conformity with GAAP, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.

6.10         Additional Subsidiaries. Notify the Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 10 days) cause such Person to (a) become a Guarantor by executing and delivering to the Lender a supplement to the Guaranty, and (b) deliver to the Lender documents comparable to those delivered pursuant to Section 5.1 with respect to other Loan Parties, all in form and substance reasonably satisfactory to the Lender.

Article VII
NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Lender:

7.1           Financial Covenants

(a)          Leverage Ratio. Permit the Consolidated Leverage Ratio for the period of four fiscal quarters then ended to exceed 2.50 to 1.00 at the end of any fiscal quarter.

7.2           Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, to or in favor of any Person, except: (a) Liens in favor of the Lender; (b) Liens existing on the date hereof and set forth in Schedule 7.2; (c) Liens created by the purchase money security agreements and Capital Leases permitted under Section 7.3 hereof; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue by more than 30 days; (e) easements, rights of way, restrictions and similar encumbrances affecting real property which, in the aggregate are not substantial in amount, and which do not materially detract from the value of, or materially interfere with the use of, the property; and (f) any Lien in favor of CoBank on (i) any equity which the Borrower may not own or hereafter acquires or is allocated in CoBank or (ii) the Borrower’s Equity Interests in its Subsidiaries, each to the extent securing Debt of the Borrower to CoBank under the Existing Debt Documents which is permitted under Section 7.3 hereof.

7.3           Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt, other than: (a) Debt existing on the date hereof and set forth on Schedule 7.3 hereto; (b) Debt under the Existing Debt Documents which does not exceed the maximum principal amount permitted thereunder as of the date hereof; (c) Debt under purchase money security agreements and Capital Leases in an amount not to exceed $500,000; and (d) Debt owed to the Lender.

7.4           Lease Obligations. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under leases or agreements to lease (other than Capital Leases) which would cause the direct or contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $1,000,000 payable in any fiscal year of the Borrower.

7.5           Equity Payments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Equity Interests, or make any distribution of assets to its equity holders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any Equity Interests of the Borrower, except that the Borrower may declare and deliver dividends and distributions so long an no Event of Default or Potential Event of Default has then occurred and is continuing.

7.6           Fundamental Changes. (a) Change its corporate structure; (b) consolidate with or merge into any other corporation or entity, or acquire a substantial portion of the assets, business or Equity Interests of another Person; (c) liquidate, windup or dissolve; or (d) transfer any assets to any Subsidiary, except, a Subsidiary may merge with and into the Borrower.

7.7           Loans, Investments, Contingent Liabilities. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any Investment, except that the Borrower and its Subsidiaries may: (a) allow to remain outstanding Investments existing on the date hereof and set forth on Schedule 7.7, including the Equity Interests in the Subsidiaries of the Borrower listed thereon; (b) own, purchase or acquire certificates of deposit issued by the Lender or any U.S. bank having capital and surplus in excess of $125,000,000, commercial paper rated Standard & Poor’s A-1 or Moody’s P-1, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America; (c) continue to own the existing capital stock of the Borrower’s Subsidiaries; (d) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (e) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary; and (f) to the extent no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom: (i) Investments by Subsidiaries of the Borrower in each other (other than the Regulated Subsidiary); (ii) Investments by the Borrower in its Subsidiaries other than the Regulated Subsidiary; (iii) after the date hereof, Investments in the Regulated Subsidiary not to exceed $1,000,000; and (iv) other Investments not in excess of $1,000,000 in the aggregate.

7.8           Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or its Subsidiary’s business, properties or assets outside the ordinary course of business (including Equity Interests of a Subsidiary), whether now owned or hereafter acquired, other than (a) the sale of interests in the Partnership pursuant to the 4G Agreement, so long as the proceeds of such sale are applied in accordance with Section 2.2 hereof, and (b) to the extent no Event of Default has occurred and is continuing or would result therefrom: (i) dispositions by Subsidiaries of the Borrower to each other (other than the Regulated Subsidiary); (ii) dispositions by the Borrower to its Subsidiaries other than the Regulated Subsidiary; (iii) after the date hereof, dispositions to the Regulated Subsidiary not to exceed $500,000; and (iv) other dispositions not in excess of $500,000 in the aggregate.

7.9           Transactions with Affiliates. Enter into or permit to exist, or permit any of its Subsidiaries to enter into or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate of the Borrower.

7.10         Conduct of Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses engaged in by the Borrower and its Subsidiaries on the date hereof and similar or directly related businesses.

7.11         Fiscal Year. Change the Borrower’s fiscal year from a year ending December 31.

7.12         Name and Organization. Change the Borrower’s or a Subsidiary’s name, identity or corporate structure or organizational number or reorganize, reincorporate or take any other action that results in a change of the jurisdiction of organization of the Borrower or a Subsidiary, without giving the Lender thirty (30) days’ prior written notice thereof, provided, the jurisdiction shall at all times remain within the United States.

7.13         Limitation on Other Restrictions on Liens. Enter into, or become subject to, or permit any Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit the grant of any Lien on any of its properties, except as set forth in the Loan Documents and the Existing Debt Documents as in effect on the date hereof.

7.14         Limitation on Other Restrictions on Amendment of the Loan Documents. Enter into, or become subject to, or permit any Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

7.15         Limitation on Payments and Modification of Certain Indebtedness. Pay, prepay, purchase, redeem, retire, defease or acquire, or may any payment on account or amend, modify or supplement any of the terms and conditions of any Existing Debt Documents, or permit any Subsidiaries to do any of the foregoing, except payments required to be made pursuant to the terms of the Existing Debt Documents as in effect on the date hereof.

7.16         Limitation on Amendment of Partnership Documents. Make any modification or change, or grant any consent or waiver, under or with respect to the Partnership Agreement, the 4G Agreement or any of the rights of the Borrower thereunder or with respect to the Partnership, including, without limitation, with respect to the Put Option; provided that if the request for such modification, change, consent or waiver is initiated by any party to the Partnership Agreement other than the Borrower, the consent of the Lender pursuant to this Section 7.16 shall not be unreasonably withheld or delayed.

7.17         Agreements Related to Negative Covenants. Enter into or suffer to exist, or permit any Subsidiary to enter into or suffer to exist, any agreement to do any act prohibited by this Article VII.

Article VIII
EVENTS OF DEFAULT

8.1           Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          The Borrower shall fail to pay (i) when due, any amount of principal of any Loan, or (ii) within three Business Days of such due date, any interest on any Loan, any commitment or other fee hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)          The Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII; or

(c)          The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 8.1(a) or (b) and any such failure shall remain unremedied for thirty (30) days; or

(d)          Any representation or warranty made by the Borrower, in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(e)          The Borrower and its Subsidiaries shall (i) fail to pay any principal of, or premium or interest on, any Existing Debt Document or other document evidencing Debt in excess of $50,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Existing Debt Document or other document evidencing Debt in excess of $50,000, when required to be performed or observed, and the effect of such default or other event is to cause, or to permit the holder of such Debt to cause, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or any offer therefore to be made, prior to its stated maturity; or

(f)          (i)          The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or

(g)          One or more judgments, attachments or decrees shall be entered against the Borrower or any of its Subsidiaries and all such judgments, attachments or decrees evidencing obligations in excess of $50,000 shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(h)          There shall occur one or more ERISA Events that might reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds the amount set forth in the financial statements delivered pursuant to Section 4.6; or

(i)          A Material Adverse Effect shall occur; or

(j)          A Change in Control shall occur;

THEN, (i) upon the occurrence of any Event of Default described in clause (f) or (g) above, the Commitments shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable; (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, together with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) upon the occurrence of any Event of Default, exercise the remedies available to it under the other Loan Documents, and at law or in equity.

8.2           Application of Funds. After exercise of remedies under Section 8.1, any amounts received on account of Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

Article IX
MISCELLANEOUS

9.1           Amendments, Etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Lender. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2           No Implied Waiver; Remedies Cumulative. No delay or failure of the Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

9.3           Notices. All notices and other communications (collectively, “notices”) under this Agreement shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, by facsimile transmission, or by e-mail, in all cases with charges prepaid. All notices shall be sent to a party at its address specified on the signature page hereof, or to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be deemed given or made upon the earliest of: (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party ; (ii) if delivered by mail, four Business Days after deposit in the mails, or (iii) if delivered by facsimile or e-mail, when sent and receipt has been confirmed by telephone; provided, that notices to the Lender pursuant to Article II shall not be effective until actually received by the Lender. The Lender may rely on any notice, including any notice of Borrowing (whether or not made in a manner contemplated by this Agreement), purportedly made by or on behalf of the Borrower, and the Lender shall have no duty to verify the identity or authority of the Person giving such notice.

9.4           Expenses. The Borrower agrees to pay upon demand all costs and expenses (including reasonable fees and expenses of counsel and, following the occurrence of any Event of Default, a reasonable estimate of the allocated cost of in-house counsel and staff, auditors, appraisers and other professional, accounting and consulting costs) and all costs associated with recording, filing, searching liens and all post-judgment collection costs and expenses which the Lender may incur from time to time in connection with the preparation, amendment, modification, enforcement or restructuring or preservation of rights or remedies under, this Agreement.

9.5           Indemnity. The Borrower agrees to defend, indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all Indemnified Liabilities, provided that the Borrower shall have no obligation hereunder to an indemnified party with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such indemnified party. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

9.6           Assignments and Participations. The Lender may sell, assign, transfer, negotiate or grant participations in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and provided, further, that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries.

9.7           Entire Agreement. This Agreement, together with the Exhibits and the Schedules hereto, and the other Loan Documents, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

9.8           Survival. All representations and warranties of the Borrower contained in or made in connection with this Agreement or in any other Loan Documents shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Lender, any extension of credit, or any other event or circumstance whatever.

9.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

9.10         Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity , legality and enforceability of the remaining provisions contained herein shall not be in any way be affected or impaired thereby.

9.11         Headings. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

9.12         Setoff. In the event that any obligation of the Borrower now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, the Lender is hereby authorized by the Borrower, at any time and from time to time following an Event of Default, without prior notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect. The Borrower hereby grants to the Lender a security interest in all deposits and accounts maintained with, and all other assets of the Borrower in the possession of, the Lender (but not payroll, sales tax or other fiduciary accounts, that are segregated from other accounts of the Borrower and identified and used only as such). The rights of the Lender under this Section 9.12 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have. The Borrower agrees that, to the fullest extent permitted by law, any Affiliate of the Lender, and any holder of a participation in any obligation of the Borrower under this Agreement, shall have the same rights of setoff as the Lender as provided in this Section 9.12 regardless of whether such Affiliate or participant otherwise would be deemed a creditor of the Borrower.

9.13         Limitation on Payments. The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 9.13 applies to limit any obligation of the Borrower under this Agreement or to require the Lender to make any refund, or claiming that this Agreement conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

9.14         Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” shall mean all information received from Borrower relating to its businesses, other than any such information that is available Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.15         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

9.16         Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

9.17         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

9.18         Consent to Jurisdiction; Venue. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in sitting in Allegheny County, Pennsylvania, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

9.19         USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), as amended, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.

9.20         Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WARWICK VALLEY TELEPHONE COMPANY
By:	/s/Brian H. Callahan
Brian H. Callahan
Chief Financial Officer

Address:
47 Main Street
Warwick, New York 10990
Attn: Chief Financial Officer
Fax No.: (845) 986-6699

With a copy to:
James M. Jenkins
Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Fax No.: (583) 232-2152

TRISTATE CAPITAL BANK
By:	/s/ Mark W. Torie
Mark W. Torie
Senior Vice President

Address:
TriState Capital Bank
789 E. Lancaster Avenue
Suite 240
Villanova, PA 19085
Attention: Mark W. Torie, Senior Vice President
Telephone: (610) 526-6772
Facsimile: (610) 581-7110
E-Mail: mtorie@tscbank.com

With a copy to:
TriState Capital Bank
One Oxford Centre, Suite 2700
301 Grant Street
Pittsburgh, PA 15219
Telephone: (412) 304-0304
Facsimile: (412) 304-0339
Attention: Loan Operations
Email: LoanOperations@tscbank.com

EXHIBIT A

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)         I am the duly elected [Title] of ___________________ __________, a _____________ corporation (the “Borrower”);

(2)         I have reviewed the terms of the Credit Agreement, dated as of November 8, 2012 (as amended, modified or supplemented, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and between the Borrower and TriState Capital Bank, as Lender, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3)         The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

(4)         Attached as Attachment 1 is a calculation of the financial covenants set forth in Section 7.1 of the Credit Agreement demonstrating compliance with such covenants for the most recently completed fiscal quarter [year] or at such quarter [year] end.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

A-1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this [_________ day of _____________, ____] pursuant to Section 6.1(c) of the Credit Agreement.

WARWICK VALLEY TELEPHONE COMPANY

By:
Name:
Title:

By:
Name:
Title:

[Add Attachment 1]

A-2

EXHIBIT B

NOTICE OF LOAN REQUEST

[Date]_____________, 20___

TriState Capital Bank, as Lender

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention: Loan Administration

Re: Loan No. 350003679 to Warwick Valley Telephone Company

Ladies and Gentlemen:

The undersigned, Warwick Valley Telephone Company, refers to the Credit Agreement, dated as of November 8, 2012, between the undersigned and Tristate Capital Bank (together with its respective successors and assigns, the “Lender”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and hereby gives you notice, pursuant to Section 3.2 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.1 of the Credit Agreement:

(a)          The Business Day of the Proposed Loan is _____________, 20___.

(b)          The amount of the Proposed Loan is $_____________.

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)          the representations and warranties contained in Article IV of the Credit Agreement or in any other Loan are correct in all material respects on and as of the date of the Proposed Loan, before and after giving effect to the Proposed Loan, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date);

(ii)         no event or condition has occurred and is continuing, or would result from the Proposed Loan which constitutes an Event of Default or Potential Event of Default;

(iii)        the Proposed Loan is permitted under each of the Existing Debt Documents; and

(iv)        the conditions set forth in Section 5.2 of the Credit Agreement have been satisfied.

(c)          The undersigned requests that funds be disbursed as follows:

___	Issue your Cashier's Check in the amount of $____________________________, payable to ________________________________________________________.

B-1

___	Wire transfer funds in the amount of $______________________________ to:

Bank: ___________________________________________________________

Bank Address: _____________________________________________________

ABA Transit Number: _______________________________________________

Account Title: _____________________________________________________

Account Holder’s Address:____________________________________________

Account Number: __________________________________________________

Phone Advise: _____________________________________________________

Very truly yours,

WARWICK VALLEY TELEPHONE COMPANY

By:
Name:
Title:

B-2